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                                                                    Exhibit 12.1

                              ESSEX PORTFOLIO, L.P.
   Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred
              Stock Dividends (Dollars in thousands, except ratios)

                                                               Years ended December 31
                                            ----------------------------------------------------------
                                              2001      2000      1999      1998      1997      1996
                                            --------   -------   -------   -------   -------   -------
Earnings:
 Income before minority interests
      and extraordinary item                $ 72,944   $68,222   $61,616   $40,600   $34,146   $14,970
 Interest expense                             39,105    30,384    21,268    19,374    12,659    11,442
 Amortization of deferred financing costs        657       639       566       718       509       639
                                            --------   -------   -------   -------   -------   -------
  Total earnings                            $112,706   $99,245   $83,450   $60,692   $47,314   $27,051
                                            ========   =======   =======   =======   =======   =======

Fixed charges:
 Interest expense                           $ 39,105   $30,384   $21,268   $19,374   $12,659   $11,442
 Amortization of deferred financing costs        657       639       566       718       509       639
 Capitalized interest                          3,917     2,906     5,172     3,494     1,276       115
 Convertible preferred stock dividends            --       246     1,333     3,500     2,681       635
 Perpetual preferred unit distributions       18,319    18,319    12,238     5,595        --        --
                                            --------   -------   -------   -------   -------   -------
 Total fixed charges and preferred
      stock dividends                       $ 61,998   $52,494   $40,577   $32,681   $17,125   $12,831
                                            ========   =======   =======   =======   =======   =======

 Ratio of earnings to fixed charges
 (excluding preferred stock dividends)          2.58X     2.93X     3.09X     2.57X     3.28X     2.22X
                                            ========   =======   =======   =======   =======   =======

 Ratio of earnings to combined fixed
      charges and preferred dividends           1.82X     1.89X     2.06X     1.86X     2.76X     2.11X
                                            ========   =======   =======   =======   =======   =======
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